[CS First Boston Letterhead]


                                    April 9, 1995



          Board of Directors
          Clark Equipment Company
          100 North Michigan Street
          South Bend, Indiana  46634

          Members of the Board:

          You have asked us to advise you with respect to the fairness to the stockholders of Clark Equipment Company (the "Company"), other than Ingersoll-Rand Company ("Ingersoll-Rand") and CEC Acquisition Corp. (the "Purchaser"), from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 9, 1995 (the "Merger Agreement"), among the Company, Ingersoll-Rand and the Purchaser. The Merger Agreement provides that the cash tender offer by the Purchaser for all of the issued and outstanding shares of common stock, par value $7.50 per share, of the Company (the "Common Stock"), will be increased to $86.00 per share, net to the seller (the "Tender Offer"), and for the subsequent merger of the Purchaser with and into the Company pursuant to which each outstanding share of Common Stock (other than shares owned by Ingersoll-Rand, the Purchaser or any other affiliate of Ingersoll-Rand or shares as to which dissenters' rights have properly been exercised) will be converted into the right to receive $86.00 in cash (the "Merger" and together with the Tender Offer the "Transaction").

          In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Ingersoll-Rand, in addition to a draft of the Merger Agreement. We have also reviewed certain other information, including financial forecasts for the Company, provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

          We have also considered certain financial and stock market data of the Company and Ingersoll-Rand, and we compared that data with similar data for other publicly held companies in businesses similar to those of the Company and Ingersoll-Rand, and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered



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                             [CS First Boston Letterhead]



          such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

          In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluations or appraisals. There has been no public solicitation of indications of interest in a possible acquisition of the Company. However, in connection with our engagement, we have made several inquiries of third parties concerning their possible interest in a transaction with the Company.

          We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction.

          In the past, CS First Boston has separately performed certain investment banking services for the Company and received customary fees for such services. In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and Ingersoll-Rand for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be relief upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder with respect to whether to tender shares of Common Stock pursuant to the Tender Offer or whether to vote in favor of the Merger.

          Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company (other than Ingersoll-Rand and the Purchaser) in the Tender Offer and the Merger is fair to such stockholders form a financial point of view.

          Very truly yours,

          CS FIRST BOSTON CORPORATION